Exhibit 10.83

PINNACLE SYSTEMS, INC.

Stock Unit Agreement

Pinnacle Systems, Inc. (the “Company”) hereby grants you, Patti S. Hart (the “Executive”), an award of stock units (the “Stock Units”). The date of this Stock Unit Agreement (the “Agreement”) is February 18, 2005 (the “Grant Date”). Subject to the provisions of Appendix A (attached hereto), the principal features of the Stock Units are as follows:

Number of Stock Units:	250,000

Vesting of Stock Units:	The Stock Units shall vest at a rate of 25% on each anniversary of the Grant Date, subject to your continuing to be a Service Provider (as defined in Appendix A) through each vesting date.

IMPORTANT:

Your signature below indicates your agreement and understanding that this Agreement is subject to all of the terms and conditions contained in Appendix A. For example, important additional information on vesting of the Stock Units is contained in Paragraphs 3 and 4 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

PINNACLE SYSTEMS, INC.	EXECUTIVE:

/s/ L. William Krause	/s/ Patti S. Hart
L. William Krause	Patti S. Hart
Chairman, Compensation Committee

Date: February 23, 2005	Date: February 23, 2005

APPENDIX A

TERMS AND CONDITIONS OF STOCK UNITS

1. Grant. The Company hereby grants to the Executive 250,000 Stock Units, subject to all of the terms and conditions in this Agreement.

2. Company’s Obligation to Pay. Unless and until the Stock Units have vested in the manner set forth in paragraph 3, the Executive shall have no right to payment of such Stock Units. Prior to actual payment of any vested Stock Units, such Stock Units shall represent an unfunded and unsecured obligation.

3. Vesting Schedule.

(a) The Stock Units awarded by this Agreement shall vest at a rate of 25% on each anniversary of the Grant Date until fully vested, subject to the Executive continuing to be a Service Provider through each vesting date. If the Executive ceases to render services to the Company for any or no reason, the then-unvested Stock Units awarded by this Agreement shall thereupon be forfeited at no cost to the Company and the Executive shall have no further rights thereunder. Notwithstanding the foregoing, in the event of the termination of the Executive’s employment by the Company without Cause (as defined in the Offer Letter and Employment Agreement dated March 1, 2004 between the Company and the Executive (the “Offer Letter”)) or the Executive’s voluntary resignation for Good Reason (as defined in the Offer Letter) upon or not more than 12 months following a Change in Control (as defined in the Offer Letter), then the vesting of the Stock Units shall be accelerated in full so that the Stock Units shall be immediately payable and vested in their entirety upon such termination.

(b) For the purposes of this Agreement, “Service Provider” shall mean an Employee, Director or Consultant. “Employee” shall mean any person employed by the Company and its subsidiaries. “Director” shall mean a member of the Board of Directors of the Company. “Consultant” shall mean any person, including an advisor, engaged by the Company or its subsidiaries to render services to such entity.

4. Payment after Vesting.

(a) Any Stock Units that vest in accordance with paragraph 3 shall be paid to the Executive (or in the event of the Executive’s death, to her estate) in cash as soon as practicable following the date of vesting, subject to paragraph 6. The cash payment payable following the date of vesting shall equal the product of (i) the Fair Market Value (as defined below) of the Company’s common stock on the applicable vesting date and (ii) the number of Stock Units vesting on the applicable vesting date.

(b) For the purposes of this Agreement, “Fair Market Value” shall mean, as of any date, the value of the Company’s common stock (the “Common Stock”) determined as follows:

(i) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Company’s Board of Directors (the “Board”) deems reliable;

(ii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

5. Death of Executive. Any payment to be made to the Executive under this Agreement shall, if the Executive is then deceased, be made to the Executive’s designated beneficiary (if beneficiary designations are permitted by the Company in its discretion), or if no such beneficiary survives the Executive, the administrator or executor of the Executive’s estate.

6. Withholding of Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

7. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Stock Units shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number Stock Units.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any then unvested Stock Units shall terminate immediately prior to the consummation of such proposed action.

(c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the Stock Units shall be assumed or an equivalent option or right substituted by the successor corporation or a “parent corporation” (as defined in Section 424(e) of the Internal Revenue Code of 1986, as amended (the “Code”)) or “subsidiary corporation” (as defined in Section 424(f) of the Code) of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Stock Units, the Executive shall fully vest in and have the right to receive a payment as to all of the Stock Units.

8. No Rights as Shareholder. Neither the Executive nor any person claiming under or through the Executive shall have any of the rights or privileges of a shareholder of the Company in respect of the Stock Unites deliverable hereunder.

9. No Effect on Employment or Service. Subject to the Offer Letter, the Executive’s employment or other service with the Company and its subsidiary companies is on an at-will basis only. Accordingly, the terms of the Executive’s employment or service with the Company and its subsidiary companies shall be determined from time to time by the Company or the subsidiary of the Company employing the Executive (as the case may be), and the Company or the subsidiary shall have the right, which is hereby expressly reserved, to terminate or change the terms of the employment or service of the Executive at any time for any reason whatsoever, with or without good cause, subject to the Offer Letter.

10. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of Senior Vice President of Human Resources and Legal & Corporate Secretary, at Pinnacle Systems, Inc., 280 North Bernardo Avenue, Mountain View, California 94043 or at such other address as the Company may hereafter designate in writing.

11. Grant is Not Transferable. Except to the limited extent provided in paragraph 5 above, this grant of Stock Units and the rights and privileges conferred hereby shall not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to sell, transfer, pledge, assign or otherwise alienate or hypothecate this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Agreement and the rights and privileges conferred hereby immediately shall become null and void.

12. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

14. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

15. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Executive expressly warrants that she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

16. Notice of Governing Law. This grant of Stock Units shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws.